Exhibit 2.5

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2020, the registrant had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Shares, without par value		New York Stock Exchange[1]
American Depositary Share, each representing one common share	ASAI	New York Stock Exchange

(1)	Not for trading, but only in connection with the listing of the American Depositary Shares on the New York Stock Exchange.

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, or the annual report, to which this Exhibit 2.5 is an exhibit.

I.	Description of Common Shares

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our bylaws and the Brazilian Corporate Law.  This description does not purport to be complete and is qualified by reference to our bylaws and to the Brazilian Corporate Law.

A copy of an English translation of our bylaws is attached to our annual report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information.

General

Our common shares are listed on the Novo Mercado listing segment of the B3, the highest level of corporate governance of B3.

Pursuant to the Novo Mercado regulations and for so long as we are listed on the Novo Mercado, our share capital must consist exclusively of common shares.

Pursuant to our bylaws and the Novo Mercado Participation Agreement that we entered into with the B3, we cannot issue shares without voting rights or with restricted voting rights. In addition, our bylaws and the Brazilian Corporate Law provide that holders of our common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. See “—Allocation of Net Profits and Distribution of Dividends—Interest on Shareholders’ Equity” for a more complete description of payment of dividends and other distributions on our common shares. In addition, upon our liquidation, holders of our common shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. Holders of our common shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe for new shares as provided by the Brazilian Corporate Law. See “—Preemptive Rights on Increases in Share Capital.”

Allocation of Net Profits and Distribution of Dividends

Allocation of Net Profits

At each annual shareholders’ meeting, our board of executive officers and our board of directors is required to recommend how to allocate our net profit, if any, from the preceding fiscal year. This allocation is subject to deliberation by our shareholders.

The Brazilian Corporate Law defines “net profit” for any fiscal year as the net profit of the relevant fiscal year after income and social contribution taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our net profit in that fiscal year pursuant to our profit sharing plans. Our bylaws allow us to implement a profit-sharing plan for employees and managers and a stock option plan. The amount to be paid in connection with both plans is determined by our board of directors and must not exceed an amount equal to 15% of our net profit. Under the Brazilian Corporate Law, this profit sharing may only be paid to managers with respect to a fiscal year in which the mandatory dividend has been declared.

Our calculation of “net profits” and allocations to reserves for any fiscal year are determined on the basis of our financial statements. Our management’s and our shareholders’ discretion to determine the allocation of our net profit is limited by certain rules that determine whether such net profit should be distributed as dividends or allocated to certain profit reserves or carried forward to future fiscal years, as follows:

Mandatory Minimum Dividend. Under the Brazilian Corporate Law and our bylaws, we must allocate a specified percentage of our net income as a mandatory minimum dividend to be paid with respect to all shares of our capital stock. Our bylaws establish the minimum percentage at 25% of our adjusted net profit. The mandatory dividend may be made in the form of dividends or interest attributable to shareholders’ equity, which may be deducted by us in calculating our income and social contribution obligations. Adjusted net profit is net profit following the addition or subtraction of:

•	amounts allocated to the formation of a legal reserve account; and
•	amounts allocated to the formation of a contingency reserve account and the return of any amounts in any contingency reserve accounts deposited in previous years.

The payment of our mandatory dividends may be limited to the profits actually realized in the fiscal year, if the portion of the profits not realized is allocated to the unrealized income reserve account (as described below). The balance of the reserve accounts, except for the contingency reserve account and unrealized profit reserve account, may not exceed our share capital. If this occurs, a shareholders’ meeting must resolve whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed share capital or to distribute dividends.

Under the Brazilian Corporate Law, however, we are allowed to suspend the distribution of the mandatory dividends for any year in which our management reports at our shareholders’ general meeting that the distribution would be incompatible with our financial condition. The fiscal council, if in place, must issue its opinion in relation to the suspension. In addition, our management must file a justification for such suspension with the CVM within five days from the date of the relevant general shareholders’ meeting. If the mandatory dividend is not paid, the unpaid amount must be attributed to a special reserve account and, if not absorbed by subsequent losses, those funds must be paid out as dividends as soon as our financial condition permits.

Legal reserve account. Under the Brazilian Corporate Law and our bylaws, we are required to maintain a legal reserve to which we must allocate 5% of our net profit for each fiscal year until the aggregate amount of our legal reserve equals 20% of our share capital. Our legal reserve may only be used to increase our share capital or to offset accumulated losses, if any. We are not required to make any allocations to our legal reserve for any fiscal year in which such reserve, when added to our capital reserves, exceeds 30% of our share capital. The legal reserve account is not available for the payment of dividends.

Contingency reserve account. A portion of our net profit may also be allocated to a contingency reserve for an anticipated loss that is deemed probable in future years. Any amount so allocated in a prior year must either be reversed in the fiscal year for which the loss was anticipated if the loss does not occur or be charged off if the anticipated loss occurs.

Tax incentives reserve account. Our shareholders’ meeting, upon a justified proposal of our board of directors or board of executive officers or according the rules of the benefit granted, may decide to allocate a percentage of our net profit resulting from government donations or subventions for investment purposes to a tax incentives reserve account.

Statutory Reserve. Under the Brazilian Corporate Law, our bylaws may create reserves provided that the purpose of the reserve is determined along with the allocation criteria and the maximum amount to be maintained in it. Currently, our bylaws provide for an expansion reserve (reserva de expansão) which will be made of up to 100% of the remaining adjusted net profit after the establishment of the legal reserve account, contingency reserve account and the payment of the mandatory dividend. The total amount of this reserve may not exceed an amount to our share capital. Our shareholders may amend our bylaws in order to establish other discretionary reserves. The allocation of our net profit to discretionary reserve accounts may not be made if it prevents the distribution of our mandatory dividends.

Unrealized profit reserve account. The portion of the mandatory dividends that exceeds the net profit actually realized in any year may be allocated to the unrealized profit reserve account. Unrealized profit is profit resulting from investments measured by the equity method and/or the profits of earnings of any transaction, the financial satisfaction of which takes place in the subsequent fiscal year. The unrealized profit reserve account, when realized, must be used first to offset accumulated losses, if any, and the remaining portion must be used for the payment of mandatory dividends.

Retained profit reserve. Our shareholders can decide to retain a portion of the net profit provided that such portion has been contemplated in the capital budget previously approved by the shareholders.

Distribution of Dividends

Under the Brazilian Corporate Law and our bylaws, we may pay dividends only from:

•	our “net profit” earned in a given fiscal year, which is our results from the relevant fiscal year, reduced by accumulated losses of prior fiscal years; provisions for income tax and social contribution for such fiscal year; and amounts allocated to employees’ and managers’ participation in the results in such fiscal year pursuant to our profit sharing plans. Our bylaws allow us to implement a profit-sharing plan for employees and managers and a stock option plan. The amount to be paid in connection with both plans is determined by our board of directors and must not exceed an amount equal to 15% of our net profit. Under the Brazilian Corporate Law, this profit sharing may only be paid to managers with respect to a fiscal year in which the mandatory dividend has been declared;
•	our net profits accrued in previous fiscal years or in any six-month and/or quarterly interim period of a fiscal year; or
•	our profit reserves set aside in previous fiscal years or in the first six months of a fiscal year. For these purposes, “profit reserves” means any discretionary reserve account, contingency reserve account, amounts allocated to our capital expenditure budget approved by our shareholders’ resolution or unrealized profit reserve account, not including the legal reserve account.

Dividends are generally to be declared at general shareholders’ meetings in accordance with the board of directors’ recommendation. Our board of directors may declare interim dividends to be deducted from the accrued profit recorded in our annual or semiannual financial statements. In addition, our board of directors may pay dividends from the net profit based on our unaudited quarterly financial statements. The interim dividends may be declared and debited to the profit reserve amount registered at the most recent annual or semiannual financial statement. These semiannual or quarterly interim dividends may not exceed the amounts accounted for in our capital reserve accounts. Any payment of interim dividends may be set off against the amount of mandatory dividends relating to the net profit earned in the year the interim dividends were paid.

Under the Brazilian Corporate Law and our bylaws, dividends must be available to the shareholders within 60 days after the date the dividends were declared. The amount is subject to monetary correction (correção monetária), if so, determined by our board of directors.

A shareholder has a three-year period following the dividend payment date to claim a dividend with respect to its shares. After the expiration of that period, we are no longer liable for the payment of such dividend.

Interest on Shareholders’ Equity

We are allowed to pay interest on shareholders’ equity as an alternative form of payment to shareholders. We may treat these payments as deductible expenses for income tax and social contribution purposes. Payments of interest on shareholders’ equity may be made at the discretion of our board of directors, subject to the approval of our shareholders in a shareholders’ meeting. The amount distributed to our shareholders as interest on shareholders’ equity, net of any withholding tax, may be included as part of the mandatory distribution. This rate applied in calculating interest attributable to shareholders’ equity cannot exceed the daily pro rata variation of the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or TJLP, a long-term interest rate, as determined by the Central Bank, from time to time, and cannot exceed, for tax purposes, the greater of (1) 50% of net profit (after deduction of social contribution on net profits, but before taking into account the provision for corporate income tax and the amount of the interest on shareholders’ equity) for the year with respect to which the payment is made; or (2) 50% of the sum of retained profit and profit reserves in the beginning of the period with respect to which the payment is made.

Any payment of interest on common shares to shareholders, whether Brazilian residents or not, including holders of Sendas ADSs, is subject to Brazilian withholding tax at the rate of 15% or at the rate of 25% if the beneficiary is resident or domiciled in a Low or Nil Taxation Jurisdiction (generally a country or location that does not impose income tax or where the maximum income tax rate is lower than 20%, or 17% if certain requirements are met or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment). See “—E. Taxation—Material Brazilian Tax Consequences—Material Brazilian Tax Consequences for Non-Resident Holders of Sendas Common Shares and Sendas ADSs—Distribution of Interest on Shareholders’ Equity.” The amount distributed to shareholders as interest on shareholders’ equity, net of any withholding tax, may be included as part of the minimum mandatory dividend. In accordance with applicable law, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest attributable to shareholders’ equity, after payment of any applicable withholding tax, plus the amount of declared dividends is at least equivalent to the mandatory dividend amount.

Voting Rights

At our shareholders’ meetings, each common share entitles the holder thereof to one vote. Pursuant to our bylaws and the Novo Mercado Participation Agreement that we will enter into with the B3, we cannot issue shares without voting rights or with restricted voting rights. In addition, our bylaws and the Brazilian Corporate Law provide that holders of our common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. See “—Allocation of Net Profits and Distribution of Dividends” for a more complete description of payment of dividends and other distributions on our common shares. In addition, upon our liquidation, holders of our common shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding common shares. Holders of our common shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe for new shares as provided by the Brazilian Corporate Law. See “—Preemptive Rights on Increases in Share Capital.”

According to the Brazilian Corporate Law, holders of our common shares that are not controlling shareholders and represent at least 10% of our total voting stock will have the right to elect one member of our board of directors. Only shareholders that can prove that they have held the common shares for at least three continuous months immediately prior to the respective general shareholders’ meeting may exercise such right.

The Brazilian Corporate Law permits the adoption of cumulative voting upon a request by shareholders representing at least 10% of our voting capital. CVM Instruction No. 282, of June 26, 1998, allows the minimum voting capital percentage required for the adoption of the cumulative vote in publicly held companies to be reduced from 10% to as low as 5% depending on the value of the company’s capital stock. Taking into consideration our current capital stock, shareholders representing 5% of the voting capital may request the adoption of cumulative voting to elect the members of our board of directors.

According to the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;
•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of our company;
•	preemptive rights in the event of the issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian law described under “—Preemptive Rights on Increases in Share Capital;”
•	the right to supervise our management in accordance with the provisions of the Brazilian Corporate Law; and
•	the right to withdraw from our company in the cases specified in the Brazilian Corporate Law, which are described under “—Withdrawal Rights.”

Shareholders’ Meetings

Pursuant to the Brazilian Corporate Law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held during the first four months following the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting and to elect the members of our board of directors and fiscal council, as the case may be.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year whenever necessary. Pursuant to our bylaws and the Brazilian Corporate Law, the following actions, among others, may be taken only at a shareholders’ meeting:

•	the amendment of our bylaws;
•	the appointment or removal of members of our board of directors;
•	the appointment or removal of the Chairman or the Co-Vice Chairmen of our board of directors;
•	the approval of annual management’s accounts and our annual financial statements;
•	the approval of any issuance of shares, bonuses, debentures convertible into our shares or securities or other rights or interests which are convertible or exchangeable into or exercisable for our shares, without limiting the authorization granted to our board of directors to approve such issuances within the limit of our authorized capital (400,000,000 common shares);
•	the approval of any appraisals of assets offered by a shareholder in consideration for the subscription of shares of our capital stock;
•	the approval of any proposal to change our corporate, amalgamate, merge our company with or into another company, spin-off or split our company, or any other form of restructuring of our company;
•	the approval of any proposal for the dissolution or liquidation of our company, or for the appointment or replacement of the liquidator;

•	the approval of the accounts of the liquidator; and
•	the establishment of the global annual compensation of the members of our board of directors and board of executive officers.

Call of Shareholders’ Meeting

The Chairman of our board of directors may call shareholders’ meetings. In his absence, the meeting may be called by any of the Co-Vice Chairmen of our board of directors or, in their absence, by an Officer appointed by the Chairman of our board of directors. Pursuant to the Brazilian Corporate Law, shareholders’ meetings also may be called by:

•	any shareholder, if our management fails to call a shareholders’ meeting within 60 days after the date which it is required to do so under applicable law and our bylaws;
•	shareholders holding at least five percent of our shares, if our management fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda;
•	shareholders holding at least five percent of our shares if our management fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; and
•	our fiscal council, if one is created, if our management fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our bylaws. The fiscal council may also call an extraordinary general shareholders’ meeting if it believes that there are important or urgent matters to be addressed.

Notice of our Shareholders’ Meetings

Under the Brazilian Corporate Law, notice of our shareholders’ meetings must be published at least three times in the Diário Oficial do Estado do Rio de Janeiro, the official newspaper of the state of Rio de Janeiro, and in another widely circulated newspaper in the same state, which is currently Monitor Mercantil. Such notice must contain the agenda for the meeting and, in the case of an amendment to our bylaws, a summary of the proposed amendment. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published no later than 30 days before the date of the meeting. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of an extraordinary shareholders’ meeting so that the CVM may become familiar with and analyze the proposals to be voted upon at the meeting and, as the case may be, inform our company at the end of this period the reasons that any proposal submitted to the shareholder violates applicable legislation.

Conditions of Admission to Shareholders’ Meeting

Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the common shares that they intend to vote. A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporate officer, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer or a proxy.

Quorum and Voting at Shareholders’ Meeting

Generally, the Brazilian Corporate Law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least 25% of our issued and outstanding common shares on the first call and, if that quorum is not reached, any percentage on the second call. If a shareholders’ meeting is called to amend our bylaws, a quorum at that shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding common shares on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required in order to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing more than one-half of our issued and outstanding common shares is required in order to, among other things:

•	reduce the percentage of mandatory dividends;
•	change our corporate purpose;
•	consolidate with or merge our company with or into another company;
•	spin off a portion of our assets or liabilities;
•	approve our participation in a group of companies (as defined in the Brazilian Corporate Law);
•	apply for cancellation of any voluntary liquidation;
•	merge all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company; and
•	approve our dissolution.

Remote Voting

In accordance with CVM Instruction No. 561, dated April 7, 2015, upon becoming a category “A” publicly-held company in Brazil, we plan to allow our shareholders to submit voting ballots before each shareholders’ meeting. Pursuant to CVM Instruction No. 481, as amended, dated December 17, 2009, we must receive a shareholder’s remote voting ballot (boletim de voto à distância) up to seven days before the applicable shareholders’ meeting. We will inform each shareholder within three days of receipt of the remote voting ballot whether the documents received are sufficient for the vote to be considered valid.

Preemptive Rights on Increases in Share Capital

Under the Brazilian Corporate Law, each shareholder has a general preemptive right to subscribe for shares in any capital increase, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock under our stock option plans. A shareholder has a general preemptive right to subscribe for debentures convertible into our shares and subscription warrants that we may issue. A minimum period of 30 days following the publication of the notice of a capital increase must be respected to exercise this right, except if otherwise determined by the bylaws or a shareholders’ meeting. This right is negotiable.

Our board of directors is authorized to eliminate preemptive rights with respect to the issuance of shares, debentures convertible into shares and subscription warrants, provided that the distribution of such shares is effected (i) through a stock exchange or in a public offering; or (ii) through an exchange of shares in a public offering, the purpose of which is to acquire control of another company.

In the event of a capital increase, which maintains or increases the proportion of capital, holders of ADSs may, under the circumstances described above, exercise preemptive rights to subscribe for newly issued shares. In the event of a capital increase which would reduce the proportion of capital, holders of ADSs may, under the circumstances described above, have preemptive rights to subscribe for shares in proportion to their shareholdings. For risks associated with preemptive rights, see “Item 3. Key Information—D. Risk Factors—Risks Relating to the Sendas Common Shares and the Sendas ADSs—You might be unable to exercise preemptive rights with respect to the Sendas common shares underlying the Sendas ADSs, as a result of which your investment may be diluted.”

Withdrawal Rights

Our common shares are not redeemable. Any of our shareholders who dissent from certain actions taken by our shareholders in a shareholders’ meeting have the right to withdraw from our company and to receive the value of their common shares. According to the Brazilian Corporate Law, the withdrawal rights of a dissenting shareholder may be exercised in the event that the shareholders’ meeting approves the following matters:

•	a reduction in the percentage of mandatory dividends;
•	a change in our corporate purposes;
•	the merger of all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company or vice versa;
•	our merger into or with another company, including if we are merged into one of our controlling companies, or are consolidated with another company;
•	our participation in a group of companies as defined under the Brazilian Corporate Law and subject to the conditions set forth therein;
•	the conversion of our company to another corporate form; and
•	a spin-off of our company if it entails (1) a change in our corporate purpose, (2) a reduction in mandatory dividends, or (3) our participation in a group of companies as defined under the Brazilian Corporate Law.

Withdrawal rights may not be exercised in the event of:

•	the merger of all of our shares into another Brazilian company, so that we become a wholly-owned subsidiary of such company or vice versa;
•	our merger into or with another company, including if we are merged into one of our controlling companies, or are consolidated with another company; and
•	our participation in a group of companies as defined under the Brazilian Corporate Law and subject to the conditions set forth therein,

if our shares (1) are “liquid,” which means that they are part of the IBOVESPA Index or another traded stock exchange index, as defined by the CVM, and (2) are widely held, such that our controlling shareholders and their affiliates hold less than 50% of the type or class of shares that are being withdrawn.

Dissenting shareholders also have a right of withdrawal in the event that the entity resulting from (1) a merger of all of our shares into another company so that we become a wholly-owned subsidiary of such company; (2) a spin-off; or (3) a merger or a consolidation of a Brazilian publicly listed company, fails to become a Brazilian publicly listed company within 120 days of the general shareholders’ meeting in which such decision was taken.

The right to withdraw lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of this period if we determine that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Any shareholder that exercises withdrawal rights is entitled to receive book value for its shares, based on our most recent audited balance sheet approved by our shareholders. However, if the resolution giving rise to the withdrawal rights is adopted more than 60 days after the date of our most recent audited approved balance sheet, a shareholder may request that its shares be valued on the basis of a special balance sheet dated no more than 60 days prior to the date of the adoption of the resolution. In such case, we are obligated to immediately pay 80% of the book value of the shares according to our most recent audited approved balance sheet, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting that gave rise to withdrawal rights.

Form and Transfer of Shares

Our shares are in book-entry form, and the transfer of such shares is made by the registrar in our books, by debiting the share account of the transferor and crediting the share account of the transferee. We maintain book entry form services with a custodian, which performs all of the services of safekeeping and transfer of our shares and related services.

Transfer of shares by a foreign investor is made in the same way and is requested by the investor’s local agent on the investor’s behalf. If the original investment is registered with the Central Bank pursuant to CMN Resolution 373, the foreign investor should also seek amendment of the electronic registration to reflect the new ownership through its local agent, if necessary.

The B3 has a department responsible for clearing (Central Depositária B3), which is also responsible for settlement and custody of the shares. The payment of dividends, bonuses and other corporate events is also managed by the Central Depositary (Central Depositária).

Other Dispositions

In addition to the provisions already described in this annual report, the Brazilian Corporate Law, our bylaws, and current regulations set forth, among others, that:

•	upon a sale of control, the acquirer is required to launch a tender offer to purchase all minority voting shares at a price equal to at least 100% of the control price;
•	if provided for in the bylaws, as it is our case, disputes among shareholders will be subject to arbitration;
•	upon the occurrence of a tender offer aiming at delisting our company or through which our controlling shareholders acquire more than one-third of the float shares, the purchase price will be equal to the fair value of the shares taking into account the total number of outstanding shares;
•	members of our board of directors elected by the non-controlling shareholders will have the right to veto the choice of the independent auditor made by the members elected by the controlling shareholders;
•	the chairman of any shareholders’ or board of directors’ meeting may disregard any vote that is rendered against provisions of any shareholders’ agreement if that shareholders’ agreement has been duly filed with us.

We are required to be represented either: (i) jointly by two executive officers; (ii) by two attorneys-in-fact; (iii) by one executive officer and one attorney-in-fact; or (iv) by one executive officer or one attorney-in-fact, in special circumstances and always in accordance with the powers provided to each.

In case of acts that entail any kind of acquisition, sale, disposal or creation of any lien on any of our assets, including any real estate, as well as, for the granting of powers-of-attorney for the practice of such acts, we are required to be represented either: (i) jointly by two executive officers; (ii) by two attorneys-in-fact; (iii) by one executive officer and one attorney-in-fact of whom one must always be the chief executive officer; or (iv) an attorney-in-fact duly appointed by two executive officers of whom one must be the chief executive officer.

Sale of Control of Our Company

In the event of a sale of our company’s corporate control directly or indirectly, through single or successive transactions, the acquirer must conduct a public tender offer to buy all of the shares held by the remaining shareholders in order to assure equal treatment of all shareholders (tag-along right). The tender offer will be subject to the terms and conditions terms set forth under applicable laws and the rules of the Novo Mercado.

Acquisition of a Significant Equity Interest in our Company

Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of a small group of investors, in order to promote more widespread ownership of our shares. These provisions require any person, shareholder or Group of Shareholders (as defined in Article 40 of our bylaws) that acquires, whether through a single transaction or through a series of transactions:

•	direct or indirect ownership more than 25% of our shares (excluding treasury shares); or
•	any other shareholders rights, including usufructuary enjoyment or establishment of a trust, concerning more than 25% of our shares (excluding treasury shares) (each, a “Significant Equity Interest”)

to, within 30 days from the date of such acquisition, commence a public tender offer to purchase any and all of our outstanding shares in accordance with the regulations of the CVM and B3 and our bylaws. The purchase price offered in the tender offer must be not less than the greater of:

•	the economic value of our company, determined pursuant to Article 40 of our bylaws;
•	the highest price paid by the acquiring person, shareholder or Group of Shareholders during the 12 months prior to the acquisition of the Significant Equity Interest; and
•	125% of the weighted average unit price of the common shares during the period of 120 trading sessions prior to the commencement of the tender offer.

The obligation to commence a tender offer will not apply to a person, shareholder or Group of Shareholders that acquires a Significant Equity Interest:

•	as a result of a merger of our company with another company or a merger of shares of another company into our company;
•	if our company purchases another company through a private increase in corporate capital or subscription of shares by primary offering by any person who has pre-emption rights;
•	if our company purchases another company through a private increase in corporate capital or subscription of shares by primary offering due to the lack of full payment by any person who has pre-emption rights or did not have enough interested parties in the respective offer; or
•	in the event of a public offering (including a public offering with restricted selling efforts).

Involuntary increases of equity interest resulting from cancellation of treasury shares, repurchases of shares by our company or capital reductions with cancellation of shares will not be considered in the calculation of a Significant Equity Interest.

The commencement of a public tender offer by the holder of a Significant Equity Interest does not prevent any other person from commencing a competing public tender offer in accordance with applicable regulations.

The obligation of the holder of a Significant Equity Interest to commence a public tender offer may be waived in a general shareholders’ meeting by the affirmative vote of a majority of our outstanding shares present in such meeting, excluding shares held by the holder of a Significant Equity Interest. The quorum requirement for a general shareholders’ meeting called to deliberate on such a waiver is a minimum of 2/3 of our outstanding shares, excluding shares held by the holder of a Significant Equity Interest, on first call, and any number of our outstanding shares on a subsequent call.

Arbitration

In accordance with our bylaws, we, our shareholders, directors, officers and members of our fiscal council, effective or alternates, if any, agree to resolve through arbitration before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado) of the B3 any disputes or controversies that may arise between us relating to or arising from our status as issuer, shareholders, directors, officers or members of the fiscal council, especially arising from the provisions established in the Law 6,385, of December 7, 1976, in the Brazilian Corporate Law, in our bylaws, in the regulation issued by the CMN, the Central Bank and the CVM, as well as in any regulation applicable to the operation of capital markets in general, in addition to those contained in the Novo Mercado regulations, other regulations of the B3, and the Novo Mercado Participation Agreement.

II.	Description of American Depositary Shares

Set forth below is certain information concerning the American Depositary Shares representing Sendas common shares (the “Sendas ADSs”). This description does not purport to be complete and is qualified by reference to the deposit agreement dated February 19, 2021, entered into between Sendas and the Sendas Depositary and the owners and holders from time to time of Sendas ADSs issued thereunder (the “Sendas Deposit Agreement”).

A copy of the form of Sendas Deposit Agreement (including in the form of American Depositary Receipt representing Sendas ADSs) is attached to our annual report as Exhibit 2.1. We encourage you to read the Sendas Deposit Agreement and the applicable sections of our annual report for additional information.

General

JPMorgan Chase Bank, N.A. (“JPMorgan”), as Sendas Depositary, has issued the Sendas ADSs. Each Sendas ADS represents an ownership interest in a designated number or percentage of Sendas common shares which we have deposited with the Sendas ADS Custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an American depositary receipt holder (“ADR holder”), and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In this “Description of American Depositary Shares,” references to American depositary receipts or ADRs shall mean ADRs evidencing Sendas ADSs and shall include the statements you will receive which reflect your ownership of Sendas ADSs. In addition, in this “Description of American Depositary Shares,” “ADSs” will refer to the Sendas ADSs, “shares” will refer to Sendas common shares, “depositary” will refer to the Sendas Depositary and “custodian” will refer to the Sendas ADS Custodian.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you are an ADR holder and hold your ADSs directly. If you have a beneficial ownership interest in ADSs but hold the ADSs through your broker or financial institution nominee, you are a beneficial owner of ADSs and must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are. If you are a beneficial owner, you will only be able to exercise any right or receive any benefit under the deposit agreement solely through the ADR holder which holds the ADR(s) evidencing the ADSs owned by you, and the arrangements between you and such ADR holder may affect your ability to exercise any rights you may have. For all purposes under the deposit agreement, an ADR holder is deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADR(s) registered in such ADR holder's name. The depositary’s only notification obligations under the deposit agreement shall be to the ADR holders, and notice to an ADR holder shall be deemed, for all purposes of the deposit agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders and beneficial owners from time to time of ADSs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our company, the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement, the ADRs and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the Sendas Deposit Agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the most recent Form F-6 registration statement (or amendment thereto) filed with the SEC. You may also obtain a copy of the form of deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If we advise the depositary that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the depositary becomes aware of any other governmental approval or license required, the depositary may, in its discretion, apply for such approval or license, as we or our Brazilian counsel may reasonably instruct in writing or as the depositary may deem desirable including, without limitation, Central Bank registration. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:
(iii)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
(iv)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the United States Securities Act of 1933, as amended (“Securities Act”) in order to make any rights available to ADR holders.
•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
•	Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan, as depositary for the benefit of ADR holders or in such other name as the depositary shall direct.

The custodian will hold all deposited shares for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

We and the depositary, the custodian shall comply with Brazil’s National Monetary Council (Conselho Monetário Nacional) Resolution No. 4,373, dated as of September 29, 2014, in the third article, paragraph three, of the Regulation Annex V, and agree to furnish to the Central Bank and the CVM, whenever required, information or documents related to the ADRs and the deposit agreement, the deposited securities and distributions thereon and, under the terms of the deposit agreement, the depositary and the custodian are authorized to release such information or documents and any other information as required by local regulation, law or regulatory body request. The depositary has the right to terminate the deposit agreement on at least 30 days’ notice to ADR holders and us in the event that the depositary or the custodian reasonably could be subject to criminal or material civil liabilities if we have failed to provide such information or documents reasonably available only by us.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and an ADR holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities;
•	to give instructions for the exercise of voting rights at a meeting of holders of shares;
•	to pay any fees, charges or expenses assessed by, or owing to the depositary; or
•	to receive any notice or to act or be obligated in respect of other matters;

 all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares or other deposited securities, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Brazilian law, be entitled to instruct the depositary to exercise the voting rights, if any, pertaining to the shares underlying such ADR holder’s ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such ADR holder’s name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the shares represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our shares.

ADR holders and beneficial owners of ADSs are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules and/or requirements of the stock exchange or market on which the ADSs are listed or traded, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides such ADR holders with, or otherwise publicizes to such ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

See “Item 3. Key Information—D. Risk Factors—Risks Relating to the Sendas Common Shares and the Sendas ADSs—Holders of Sendas ADSs are not entitled to attend shareholders’ meetings and may only vote through the Sendas Depositary.”

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the ADR holders and beneficial owners of ADSs, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS held upon which any cash distribution made pursuant to the deposit agreement or in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional ADSs is made as a result of such elective dividend;
•	an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions), including, without limitation, any amounts charged by any governmental authorities or other institutions such as the B3 S.A. – Brasil, Bolsa, Balcão, the stock exchange on which the Sendas shares are registered for trading;
•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;
•	fees and expenses for conversion of foreign currency;
•	stock transfer or other taxes and other governmental charges;
•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, ADR holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com. We and by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will each be acknowledging and agreeing that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreement.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the applicable ADR holder to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners of such ADSs, and all prior registered holders of such ADRs and prior beneficial owners of such ADSs, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the depositary in its sole discretion, without any obligation to seek payment of amounts owing from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. These obligations survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received and distribute the proceeds as cash; or
•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance. ..

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the ADR holders who have not theretofore surrendered their ADRs. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and beneficial owners of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;
•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are required by the depositary, ourselves or the Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or CVM.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary’s respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable to ADR holders or beneficial owners of ADSs if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, epidemic, pandemic, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, our company; or
•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any ADR holder or holders, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide ADR holders or beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners of ADSs on account of their ownership or disposition of the ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of ADSs evidenced by the ADRs registered in such ADR holder’s name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of ADSs as a holder of shares and, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. ADR holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each ADR holder and each beneficial owner of ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) for purposes of the deposit agreement and the ADRs, notice to an ADR holder is deemed to constitute notice to any and all beneficial owners of the ADSs evidenced by the holder’s ADRs.

Governing Law and Consent to Jurisdiction

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

By holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury Trial Waiver

The deposit agreement provides that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives, to the fullest extent permitted by applicable law, the right to a jury trial in any suit, action or proceeding against us or the depositary directly or indirectly arising out of or relating to our shares or other deposited securities, the ADSs, the ADRs, the deposit agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any suit, action or proceeding under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any ADR holder or beneficial owner of ADSs of our or the depositary’s compliance with the Securities Act or the Exchange Act, to the extent applicable.